EXHIBIT 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

February 25, 2005

Provide Commerce, Inc.

5005 Wateridge Vista Court

San Diego, California 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration by Provide Commerce, Inc., a Delaware corporation (the “Company”), of 404,547 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable under the Company’s 2003 Stock Incentive Plan (the “2003 Plan”) and the Company’s 2003 Employee Stock Purchase Plan (the “ESPP,” and together with the 2003 Plan, the “Plans”) under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on February 25, 2005 (the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated by the Plans. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plans, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS LLP